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                                                                      EXHIBIT 10


                            1996 SHARE OPTION SCHEME
                                       OF
                       DRANSFIELD CHINA PAPER CORPORATION

1. The Directors may, at their discretion, grant any employee, director, officer, consultant or advisor of the Company, its corporate parent, or its subsidiaries, options to purchase shares of Common Stock at a price calculated in accordance with paragraph (2) below; provided, that services shall be rendered by consultants and advisors and that such services shall not be rendered in connection with the offer or sale of securities in a capital-raising transaction.

2. The purchase price for Shares under the Share Option Scheme shall be a price, notified by the Directors to a grantee, not less than 80% of the average of the closing prices of the Shares on a national stock exchange or The Nasdaq Stock Market for the five trading days immediately preceding the date of the grant of the option.

3. The maximum number of Shares which may be subject to options (options already exercised as well as options then outstanding) under the Share Option Scheme and any other scheme of the Company then in effect may not exceed ten percent of the number of shares of Common Stock of the Company then issued and outstanding (excluding from the number of shares issued and outstanding all shares which were issued upon exercise of options granted under this Share Option Scheme and any other scheme of the Company then in effect).

4. No option may be granted to any one person which, if exercised in full, would result in the total number of Shares already issued and issuable to him under the Share Option Scheme exceeding 25% of the aggregate number of Shares issuable under the Share Option Scheme.

5. An option may be exercised, in accordance with all the terms of the grant and of the Share Option Scheme, including vesting terms, during the three-year period commencing 12 months after the date on which the option is granted and expiring on the last day of the three-year period, or 2nd April, 2003, whichever is the earlier.

6. An option may not be transferred or assigned and is personal to the grantee.

7. If the grantee of an option leaves the service of the Company for any reason other than death or serious misconduct, the grantee may exercise the option up to the grantee's entitlement at the date of cessation (to the extent not already exercised) within the period of one month following





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         the date of such cessation, which date shall be the last actual working day or service with the Company whether salary is paid in lieu of notice or not.

8. If the grantee of an option dies, his or her personal representative may exercise the option in full (to the extent not already exercised), without regard to any vesting provisions, within a period of 12 months thereafter, or such longer period as the Directors may determine, failing which it will lapse.

9. If the grantee of an option leaves the service of the Company by reason of serious misconduct, his or her option will thereupon terminate forthwith.

10. While an option remains exercisable, in the event Shares of Common Stock of the Company are issued at a price less than the exercise price of the option, or in the event of stock splits or stock dividends, alterations certified in writing by the auditors of the Company as fair and reasonable will be made in the outstanding option with respect to its exercise price and the number of Shares subject to the option.

11. In the event of an effective resolution being passed for the voluntary winding up of the Company, the grantee of an option (or his or her legal personal representatives) may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by the subscription price for the Shares in respect of which notice is given, whereupon the grantee will be entitled to receive out of the assets available in liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares, the subject of such election. Subject to the above, an option will terminate automatically (to the extent not exercised) on the date of commencement of the winding up of the Company.

12. If a general offer is made to all the holders of Shares to purchase the outstanding Shares of Common Stock of the Company (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in concert with the offeror) and such offer becomes or is declared unconditional, the grantee (or his or her legal personal representatives) shall be entitled to exercise the option in full (to the extent not already exercised) at any time within 14 days after the date on which the offer becomes or is declared unconditional.





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13.      The Shares to be allotted upon the exercise of an option will be subject to all the provisions of the Company's memorandum and articles of association then in force and will rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of allotment other than any dividends or other distributions previously declared or recommended or resolved to be paid or made if the record date therefor shall be before the date of allotment.

14.      The Share Option Scheme will remain in force until 2nd April 2003.





                                                                      Exhibit 10
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